FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter Financial Results
Record 126 Net New Openings in First Quarter, 18.0% Net New Unit Growth

Dallas, April 30, 2025 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal first quarter ended March 29, 2025.

Highlights for the fiscal first quarter 2025 compared to the fiscal first quarter 2024:

▪System-wide sales increased 15.7% to $1.3 billion
▪126 net new openings in the fiscal first quarter 2025
▪Domestic restaurant AUV increased to $2.1 million
▪Domestic same store sales increased 0.5%
▪Digital sales increased to 72.0% of system-wide sales
▪Total revenue increased 17.4% to $171.1 million
▪Net income increased 221.0% to $92.3 million, or $3.24 per diluted share
▪Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, were $28.3 million, or $0.99 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 18.4% to $59.5 million

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. A reconciliation of each of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Despite the challenging and unpredictable macro-environment, our first quarter results demonstrate the staying power of our strategies and resiliency in our model,” said Michael Skipworth, President & Chief Executive Officer. “We opened a record 126 net new units in the first quarter, delivering 18% unit growth, nearly doubling the number of units opened during the first quarter last year. Our pipeline remains strong as our brand partners are experiencing industry leading returns. This growth is leading us to another record-breaking year of development and moving us along our path of becoming a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal first quarter 2025 compared to the fiscal first quarter 2024:

	Thirteen Weeks Ended
	March 29, 2025	March 30, 2024
Number of system-wide restaurants open at end of period	2,689	2,279
Number of domestic franchise restaurants open at end of period	2,250	1,924
Number of international franchise restaurants open at end of period (1)	388	305
System-wide sales (in millions)	$1,300	$1,124
Domestic AUV (in thousands)	$2,135	$1,918
Domestic same store sales growth	0.5%	21.6%
Company-owned domestic same store sales growth	1.4%	6.2%
Net income (in thousands)	$92,265	$28,747
Adjusted net income (in thousands)	$28,316	$28,747
Adjusted EBITDA (in thousands)	$59,497	$50,263

(1) Including U.S. territories.

Fiscal first quarter 2025 financial results

Total revenue for the fiscal first quarter 2025 increased to $171.1 million from $145.8 million in the prior fiscal first quarter. Royalty revenue, franchise fees and other increased $11.7 million, of which $10.0 million was due to net new franchise development, and $0.3 million was due to domestic same store sales growth of 0.5%. Advertising fees increased $12.1 million due to a 15.7% increase in system-wide sales in the fiscal first quarter 2025, as well as an increase in the national advertising fund contribution rate to 5.5%, effective the first day of the fiscal first quarter 2025. Company-owned restaurant sales increased $1.5 million due to company-owned restaurant same store sales growth of 1.4%, driven primarily by an increase in transactions, as well as company-owned restaurants opened and acquired since the prior fiscal first quarter.
Cost of sales was $22.8 million compared to $21.3 million in the prior fiscal first quarter. As a percentage of company-owned restaurant sales, cost of sales increased to 76.0% from 74.5% in the prior fiscal first quarter. The increase was driven by food, beverage and packaging costs, primarily resulting from an increase in the cost of bone-in chicken wings as compared to the prior fiscal first quarter and was partially offset by sales leverage in other operating expenses.
Selling, general & administrative (“SG&A”) expense increased $6.3 million to $31.4 million from $25.2 million in the prior fiscal first quarter. The increase in SG&A expense was driven by an increase in headcount related expenses, inclusive of stock-based compensation, of $4.8 million to support the growth in our business, as well as system implementation costs of $1.3 million during the fiscal first quarter 2025.
Depreciation and amortization increased $2.8 million to $6.2 million from $3.4 million in the prior fiscal first quarter. The increase in depreciation and amortization was primarily due to software assets placed in service during the fiscal second quarter 2024 that relate to the launch of our proprietary technology platform: MyWingstop.
Interest expense, net increased $4.4 million to $8.9 million from $4.5 million in the prior fiscal first quarter. The increase was primarily driven by $7.8 million in interest expense related to the securitized financing transaction completed on December 3, 2024, which increased our outstanding debt by $500 million, partially offset by additional interest income earned on our cash balances and interest earned on our investments, as compared to the prior year period.

Investment income, net increased $93.5 million to $93.8 million from $0.3 million in the prior fiscal first quarter. The increase in investment income, net was primarily due to a gain of $97.2 million on the sale of our non-controlling interest in Lemon Pepper Holdings, Ltd. (“LPH”), Wingstop’s United Kingdom master franchisee, of which the Company reinvested $75.4 million in the newly formed entity during the fiscal first quarter 2025.
Income tax expense was $30.9 million, yielding an effective tax rate of 25.1%, comparable to an effective tax rate of 25.3% in the prior fiscal first quarter. The increase in total tax expense is primarily related to the increase in Investment income, net as a result of the gain on sale of our investment in LPH during the fiscal first quarter 2025.
Financial Outlook
Based on year-to-date results, the Company is providing updated guidance for 2025. The Company’s outlook is dependent on the macro-environment which is inherently difficult to predict given current high levels of uncertainty.
•Approximately 1% domestic same store sales growth, previously low- to mid- single digits;
•Global unit growth rate of 16% to 17%, previously 14% to 15%;
•SG&A of approximately $140 million, which includes system implementation costs of approximately $4.5 million;
•Stock-based compensation expense of approximately $26 million;
•Interest expense, net of approximately $40 million, previously approximately $46 million; and
•Depreciation and amortization of between $28 and $29 million, previously $29 - $30 million.

Restaurant Development
As of March 29, 2025, there were 2,689 Wingstop restaurants system-wide. This included 2,301 restaurants in the United States, of which 2,250 were franchised restaurants and 51 were company-owned, and 388 franchised restaurants were in international markets, including U.S. territories. During the fiscal first quarter 2025, there were 126 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on April 29, 2025, our board of directors authorized and declared a quarterly dividend of $0.27 per share of common stock, resulting in a total dividend of approximately $7.5 million. This dividend will be paid on June 6, 2025 to stockholders of record as of May 16, 2025.

Share Repurchases
On December 9, 2024, the Company entered into an accelerated share repurchase agreement (the “ASR Agreement”) with a third-party financial institution to repurchase $250.0 million of the Company’s common stock under its Share Repurchase Program. Pursuant to the terms of the ASR Agreement, the Company paid the financial institution $250.0 million and, on December 9, 2024, the Company received and retired 551,325 shares of its common stock. The final settlement under the ASR Agreement occurred on February 20, 2025, and the Company received and retired an additional 317,202 shares of common stock. In connection with the ASR Agreement, the Company received and retired a total of 868,527 shares of common stock at an average price of $287.84 per share. The total number of shares repurchased under the ASR Agreement was based on a daily volume-weighted average share price during the valuation period specified in the ASR Agreement, less a discount and subject to adjustments.
During the thirteen weeks ended March 29, 2025, in addition to the settlement of the ASR Agreement, the Company repurchased and retired 512,810 shares of its common stock at an average price of $233.54 per share. As of March 29, 2025, $191.3 million remained available under the Share Repurchase Program.

Since the inception of the Company’s share repurchase program in August 2023, the Company has repurchased and retired 2,196,768 shares of its common stock at an average price of $258.58 per share.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and related tax adjustments.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal first quarter 2025 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 4143622. The replay will be available through Wednesday, May 7, 2025.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,650 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, cooked to order and hand sauced-and-tossed in fans’ choice of 12 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2024, Wingstop’s system-wide sales increased 36.8% to approximately $4.8 billion, marking the 21st consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, Wingstop’s system is comprised of corporate-owned restaurants and independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count.

In 2024, Wingstop secured a place on Ad Age’s ‘Hottest Brands’ list. The Company also earned a spot as one of QSR Magazine’s “Best Brands to Work For,” was recognized by Fast Company as one of the “Most Innovative Companies” and ranked #14 on Entrepreneur Magazine’s ‘Franchise 500’ as one of the fastest-growing franchises. In 2023, Wingstop earned its “Best Places to Work” certification.

For more information, visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on X, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org. Unless specifically noted otherwise, references to our website addresses, the website addresses of third parties or other references to online content in this press release do not constitute incorporation by reference of the information contained on such website and should not be considered part of this release.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2025 fiscal year outlook for domestic same store sales growth, global unit growth, SG&A expense, stock-based compensation expense, interest expense, net and depreciation and amortization. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Kristen Thomas
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	March 29, 2025	December 28, 2024
Assets
Current assets
Cash and cash equivalents	$251,382	$315,910
Restricted cash	25,994	20,868
Accounts receivable, net	18,452	19,661
Prepaid expenses and other current assets	6,688	6,520
Advertising fund assets, restricted	21,740	32,659
Total current assets	324,256	395,618
Property and equipment, net	107,554	125,953
Operating lease assets	47,879	49,046
Goodwill	74,718	74,718
Trademarks	32,700	32,700
Investments	76,116	8,511
Other non-current assets	33,581	29,700
Total assets	$696,804	$716,246
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$7,904	$6,943
Current portion of operating lease liabilities	2,988	1,059
Other current liabilities	58,374	46,782
Advertising fund liabilities	21,740	32,659
Total current liabilities	91,006	87,443
Long-term debt, net	1,206,911	1,206,201
Operating lease liabilities	57,897	58,169
Deferred revenues, net of current	41,505	38,877
Deferred income tax liabilities, net	14,405	1,085
Other non-current liabilities	62	57
Total liabilities	1,411,786	1,391,832
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 27,902,888 and 28,662,614 shares issued and outstanding as of March 29, 2025 and December 28, 2024, respectively	279	287
Additional paid-in-capital	1,291	1,568
Retained deficit	(719,310)	(676,940)
Accumulated other comprehensive loss	2,758	(501)
Total stockholders' deficit	(714,982)	(675,586)
Total liabilities and stockholders' deficit	$696,804	$716,246

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 29, 2025	March 30, 2024
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$78,775	$67,097
Advertising fees	62,272	50,149
Company-owned restaurant sales	30,047	28,543
Total revenue	171,094	145,789
Costs and expenses:
Cost of sales (1)	22,835	21,271
Advertising expenses	65,795	53,192
Selling, general and administrative	31,440	25,178
Depreciation and amortization	6,228	3,410
Loss on disposal of assets	6,535	—
Total costs and expenses	132,833	103,051
Operating income	38,261	42,738
Interest expense, net	8,910	4,544
Investment income, net	(93,839)	(303)
Income before income tax expense	123,190	38,497
Income tax expense	30,925	9,750
Net income	$92,265	$28,747

Earnings per share
Basic	$3.25	$0.98
Diluted	$3.24	$0.98

Weighted average shares outstanding
Basic	28,385	29,349
Diluted	28,509	29,478

Dividends per share	$0.27	$0.22

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	March 29, 2025		March 30, 2024
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$11,241	37.4%	$9,903	34.7%
Labor costs	7,153	23.8%	6,675	23.4%
Other restaurant operating expenses	5,191	17.3%	5,410	19.0%
Vendor rebates	(750)	(2.5)%	(717)	(2.5)%
Total cost of sales	$22,835	76.0%	$21,271	74.5%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	March 29, 2025	March 30, 2024
Domestic Franchised Activity
Beginning of period	2,154	1,877
Openings	96	47
Closures	—	—
Restaurants end of period	2,250	1,924

Domestic Company-Owned Activity
Beginning of period	50	49
Openings	1	1
Closures	—	—
Restaurants end of period	51	50

Total Domestic Restaurants	2,301	1,974

International Franchised Activity(1)
Beginning of period	359	288
Openings	30	17
Closures	(1)	—
Restaurants end of period	388	305

Total System-wide Restaurants	2,689	2,279

(1) Includes U.S. territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	March 29, 2025	March 30, 2024
Net income	$92,265	$28,747
Interest expense, net	8,910	4,544
Income tax expense	30,925	9,750
Depreciation and amortization	6,228	3,410
EBITDA	$138,328	$46,451
Additional adjustments:
Transaction costs (a)	497	—
Loss on sale of building (b)	6,534	—
Gain on sale of investment (c)	(92,485)	—
System implementation costs (d)	1,311	—
Stock-based compensation expense (e)	5,312	3,812
Adjusted EBITDA	$59,497	$50,263

(a) Represents non-recurring transaction costs that are not part of our ongoing operations and were incurred to execute the sale and subsequent reinvestment of the Company’s unconsolidated equity method investment in Lemon Pepper Holdings, Ltd. (“LPH”), Wingstop’s United Kingdom master franchisee, during the fiscal first quarter 2025; all transaction costs are included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents a non-recurring loss on sale of an office building during the fiscal first quarter 2025, which was included in Loss on disposal of assets on the Consolidated Statements of Operations.
(c) Represents a non-recurring gain related to the sale of the Company’s unconsolidated equity method investment in LPH during the fiscal first quarter 2025, which was included in Investment income, net on the Consolidated Statements of Operations.
(d) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning and human capital management technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(e) Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 29, 2025	March 30, 2024
Numerator:
Net income	$92,265	$28,747
Adjustments:
Transaction costs (a)	497	—
Loss on disposal of building (b)	6,534	—
Gain on sale of investment (c)	(92,485)	—
System implementation costs (d)	1,311	—
Tax effect of adjustments (e)	20,194	—
Adjusted net income	$28,316	$28,747

Denominator:
Weighted-average shares outstanding - diluted	28,509	29,478

Adjusted earnings per diluted share	$0.99	$0.98

(a) Represents non-recurring transaction costs that are not part of our ongoing operations and were incurred to execute the sale and subsequent reinvestment of the Company’s unconsolidated equity method investment in LPH, Wingstop’s United Kingdom master franchisee, during the fiscal first quarter 2025; all transaction costs are included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents a non-recurring loss on sale of an office building during the fiscal first quarter 2025, which was included in Loss on disposal of assets on the Consolidated Statements of Operations.
(c) Represents a non-recurring gain related to the sale of the Company’s unconsolidated equity method investment in LPH during the fiscal first quarter 2025, which was included in Investment income, net on the Consolidated Statements of Operations.
(d) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning and human capital management technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(e) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen weeks ended March 29, 2025, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.